Exhibit 10.1

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”) is entered into as of November 20, 2012 by and among iScience Interventional Corporation, a Delaware corporation (the “Company”), Znomics, Inc., a Nevada corporation (“Parent”) and IZ Merger Corp., a Delaware corporation (“Merger Sub”).

RECITALS

A.           WHEREAS, the Company, Parent and Merger Sub have entered into an Agreement and Plan of Merger dated September 10, 2012 (the “Merger Agreement”).

B.           WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

C.           WHEREAS, Section 8.1(g) of the Merger Agreement provides that the Merger Agreement may be terminated by either the Company or Parent if the Closing Date is not on or before November 15, 2012.

D.           WHEREAS, the Closing Date has not occurred on or before November 15, 2012 and the Company and Parent each intend to terminate the Merger Agreement effective immediately.

E.           WHEREAS, the Board of Directors of the Company and the Board of Directors of Parent have each authorized the termination of the Merger Agreement pursuant to the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements set forth herein, the parties agree as follows:

1.           Termination of Merger Agreement.  Effective immediately, Parent and the Company hereby terminate the Merger Agreement pursuant to Section 8.1(g) of the Merger Agreement.

2.           Effect of Termination; Mutual Discharge and Waiver.  As a result of the termination of the Merger Agreement pursuant to this Agreement, (a) the Merger Agreement shall become void and have no effect whatsoever, except that the provisions of ARTICLE I (“Definitions”), ARTICLE VIII (“Termination”), ARTICLE IX (“General Provisions”) and Section 6.2 (“Expenses”) shall survive such termination, (b) no party to the Merger Agreement shall have any liability thereunder arising from any breach by such party of any provision of the Merger Agreement if such breach occurred prior to such termination, (c) each party will redeliver all documents, work papers and other material of the other party or parties relating to the transactions contemplated by the Merger Agreement including such memoranda, notes, lists, records or other documents compiled or derived from such material, whether so obtained before or after the execution of the Merger Agreement, to the party furnishing the same and (d) all information received by any party to the Merger Agreement with respect to the business of the other parties or their affiliated companies shall remain subject to the terms of Section 6.3(b) - (e) of the Merger Agreement.

3.           Representations and Warranties of Parent.  Each of the Parent and its subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite power and authority to operate its business as it is now currently conducted.  Parent has full corporate power and authority to execute and deliver this Agreement.  The Board of Directors of Parent has unanimously approved this Agreement.  This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid binding obligation of Parent, enforceable against Parent in accordance with its terms.

4.           Representations and Warranties of the Company.  The Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite power and authority to operate its business as it is now currently conducted.  The Company has full corporate power and authority to execute and deliver this Agreement.  The Board of Directors of the Company has unanimously approved this Agreement.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid binding obligation of the Company, enforceable against the Company in accordance with its terms.

5.           Public Announcement.  Parent and the Company acknowledge that Parent intends to issue a press release promptly after the date of this Agreement with respect to this Agreement and the termination of the Merger Agreement.  Each of the Parent and the Company shall consult with the other before issuing such press release and shall not issue such press release without the prior consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned.

6.           Governing Law.  This Agreement is governed by the internal laws of the State of Delaware without regard to such State’s principles of conflicts of laws that would defer to the substantive laws of another jurisdiction.

7.           Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger Agreement.

8.           Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

9.           Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.           Miscellaneous.  This Agreement may be modified or amended only be a writing signed by the parties hereto.  This Agreement may be executed and delivered (including by facsimile transmission) in one of more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective officers.

iSCIENCE INTERVENTIONAL CORPORATION

By:
Name: Michael Nash
Title: Chief Executive Officer and President

ZNOMICS, INC.

By:
Name: David G. Latzke
Title: Chief Financial Officer

IZ MERGER CORP.

By:
Name: David G. Latzke
Title: Chief Financial Officer